Exhibit 99.5

TELEMIG CELULAR PARTICIPAÇÕES S.A.
CNPJ/MF nº 02.558.118/0001-65 - NIRE 31.300.025.357
Publicly-held company with authorized capital

Extraordinary General Shareholders’ Meeting

Call Notice

The shareholders are hereby summoned to attend to the Extraordinary General Shareholders’ Meeting of the Company to be held at 12:00 p.m. of July 14, 2009, at the head office of the Company, in the City of Belo Horizonte, State of Minas Gerais, at Rua Levindo Lopes, 258, Funcionários, in order to resolve, considering the Notices of Material Fact published on March 23, 2009 and on April 16, 2009 (“Notices of Material Fact”), about the following agenda:

(a) analyze and resolve about the terms and conditions of the draft of the Protocol of Merger of Shares and Instrument of Justification executed by the managements of the Company and of Telemig Celular S.A. (“TC”), in connection with the merger of the shares of TC into the Company for the conversion of TC into a wholly-owned subsidiary of the Company, as described in the Notices of Material Fact;

(b) analyze and resolve about the terms and conditions of the draft of the Protocol of Merger of Shares and Instrument of Justification executed by the managements of the Company and of Vivo Participações S.A. (“Vivo Part.”), in connection with the merger of the shares of the Company into Vivo Part. for the conversion the Company into a wholly-owned subsidiary of Vivo Part., as described in the Notices of Material Fact;

(c) ratify the retention, by the managers of the Company, Vivo Part. and TC: (i) of the specialized company Citigroup Global Markets Inc., enrolled with CNPJ/MF under No. 05.986.949/0001-48 (“Citi”), for the valuation of the net worth of the Company, TC and Vivo Part., based on their respective economic values; (ii) of the specialized company Planconsult Planejamento e Consultoria Ltda., enrolled with CNPJ/MF under No. 51.163.748/0001-23 (“Planconsult”) to (a) evaluate the net worth of the Company and companies TC and Vivo Part. based on their economic values; and (b) evaluate the shares of the Company and TC for the purpose of setting forth the capital increase of the respective merging companies of the shares of TC and the Company; and (iii) of the independent specialized company Ernst & Young Auditores Independentes SS. (“Ernst & Young”) to evaluate the net worth of the Company, TC and Vivo Part. based on their respective book values.

(d) analyze and resolve about the valuation reports mentioned in item (c) above and the consequent capital increase resulting from the merger of shares, in accordance with the Protocol of Merger, with the amendment to article 5 of the bylaws of the Company; and

(e) resolve about the exchange ratio of shares of TC for new shares to be issued by the Company, with the conversion of TC into a wholly-owned subsidiary of the Company; and the exchange ratio of shares of the Company for new shares to be issued by Vivo Part., with the conversion of the Company into a wholly-owned subsidiary of Vivo Part.

GENERAL INSTRUCTIONS:

(a) The powers of attorney granted by shareholders of the Company, for representation at the meeting, shall be deposited at the head office, at Rua Levindo Lopes, 258, up to 48 hours before the Shareholders’ Meeting is held;

(b) The shareholders that are part of the Fungible Custody of Registered Shares of the Stock Exchanges and that intend to attend to this meeting shall deliver a statement containing their corresponding equity interest held in the Company, dated up to 48 hours before the date of the meeting.

(c) The documents and proposals related to the agenda of the general meeting called hereby are available to the shareholders at the address mentioned in item (a) above, and, additionally, may also be viewed in the websites of Investors Relation and BM&FBOVESPA.

These materials may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities. These statements are statements that are not historical facts, and are based on management’s current view and estimates of future economic circumstances, industry conditions, company performance and financial results. The words “anticipates”, “believes”, “estimates”, “expects”, “plans” and similar expressions, as they relate to the company, are intended to identify forward-looking statements. Statements regarding the declaration or payment of dividends, the implementation of principal operating and financing strategies and capital expenditure plans, the direction of future operations and the factors or trends affecting financial condition, liquidity or results of operations are examples of forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.

Notice pursuant to the rules of U.S. Securities and Exchange Commission, or SEC: This Call Notice is only a piece of information distributed by the Company to its shareholders in connection with actions to be taken by such shareholders at an Extraordinary General Meeting of the Company and this is not an offering document and does not constitute an offer to sell nor a solicitation of an offer to acquire any securities or a solicitation of any vote or approval.

Telemig Celular Participações S.A. informs to its investors of American Depositary Shares and to the U.S. holders of common and preferred shares of the Company that it will file a registration statement with the SEC in connection with the transactions described in the Call Notice. The investors of American Depositary Shares of the Company and the U.S. holders of common and preferred shares of the Company are highly recommended to read the applicable U.S. prospectus/information statement (preliminary and definitive versions when available) and the documents attached to the prospectus by reference, since such documents will contain important information. The U.S. prospectus/information statement addressed to the investors of American Depositary Shares of the Company and to the U.S. holders of common and preferred shares of the Company will be filed at SEC as part of the Registration Statement in Form F-4 of the Company and of Vivo Participações S.A. Investors and security holders may obtain a free copy of the U.S. prospectus/ information statement applicable (when available) and other documents filed by the Company with SEC at the website of SEC, www.sec.gov. A copy of the applicable U.S. prospectus/information statement (when available) can also be obtained for free from the Company.

Belo Horizonte, May 29, 2009.

Luis Miguel Gilpérez López President of the Board of Directors